EXHIBIT 10.4
December 6, 2023

Titan Machinery, Inc.
644 E Beaton Dr.
West Fargo, ND 58078

Attn: Bo Larsen
Chief Financial Officer
via electronic mail

Re: Wholesale Floor Plan Credit Facilities

Dear Mr. Larsen,

Titan Machinery Inc. (“Titan”) and CNH Industrial Capital America LLC (“CNHI”) are parties to that Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended from time to time (the “Agreement”). This letter will confirm that, effective as of the date hereof, the total wholesale floor plan credit limit for Titan under the Agreement has been increased to US$640,000,000.00 in accordance with the terms and conditions therein.

Titan’s second tier wholly owned Australian subsidiary (J.J. O’Connor & Sons Pty Ltd) and CNH Industrial Capital Australia Pty Limited are parties to that Inventory Finance Agreement dated December 17, 2018, as amended from time to time (the “Australian Facility”). This letter will confirm that, effective as of the date hereof, the total wholesale floor plan credit limit for J.J. O’Connors under the Australian Facility has been increased to US$140,000,000 in accordance with the terms and conditions therein.

Best Regards,

CNH Industrial Capital America LLC

/s/ Jeff Schmidt
Jeff Schmidt
Director of Commercial Lending

Titan acknowledges and agrees to the above referenced credit facilities.

Titan Machinery Inc.

/s/ Bo Larsen
Bo Larsen
Chief Financial Officer, Titan Machinery Inc.
Director, J.J. O’Connor & Sons Pty Ltd

CNH Industrial Capital America LLC
5729 Washington Ave
Racine WI 53406